21.1     SUBSIDIARIES OF THE COMPANY


         NAME                      STATE OF INCORPORATION           PARENT
         ----                      ----------------------           ------
Audio Book Club, Inc.                   Delaware                 MediaBay, Inc.
ABC-COA Acquisition Corp.               Delaware             MediaBay.com, Inc.
AudiobookClub.com, Inc.                 Delaware                 MediaBay, Inc.
ABC Investment Corp., Inc.              Delaware                 MediaBay, Inc.
MediaBay.com, Inc.                      Delaware                 MediaBay, Inc.
MediaBay Publishing, Inc.               Delaware                 MediaBay, Inc.
MediaBay Services, Inc.                 Delaware                 MediaBay, Inc.
RadioClassics, Inc.                     Delaware                 MediaBay, Inc.
Radio Spirits, Inc.                     Delaware                 MediaBay, Inc.
Video Yesteryear, Inc.                  Delaware            Radio Spirits, Inc.